Exhibit 10.6

EXECUTION VERSION

EIGHTH AMENDMENT TO CREDIT AGREEMENT AND

FOURTH AMENDMENT TO GUARANTY
 (SUGAR CAMP ENERGY, LLC)

This EIGHTH AMENDMENT TO CREDIT AGREEMENT AND FOURTH AMENDMENT TO GUARANTY (this “Eighth Amendment”) is entered into as of March 28, 2017 (the “Effective Date”) by and among Sugar Camp Energy, LLC, as borrower (“Borrower”), Foresight Energy LLC, as guarantor (“Guarantor”), the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date), Crédit Agricole Corporate and Investment Bank (formerly known as Calyon New York Branch), as Administrative Agent (in such capacity, together with its successors appointed pursuant to Section 11.7 of the Credit Agreement, “Administrative Agent”), and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme (formerly known as CALYON Deutschland Niederlassung einer französischen Societé Anonyme), in its capacity as Hermes Agent (in such capacity, together with its successors appointed pursuant to Section 11.7 of the Credit Agreement, “Hermes Agent”).  This Eighth Amendment is granted pursuant to and made under (a) that certain Credit Agreement, dated as of January 5, 2010 (as amended by the First Amendment to Credit Agreement dated as of February 5, 2010, the Second Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated August 4, 2010, the Third Amendment to Credit Agreement dated as of September 24, 2010, the Fourth Amendment to Credit Agreement dated as of May 27, 2011, the Fifth Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated as of March 8, 2012, the Sixth Amendment to Credit Agreement and Second Amendment to Foresight Guaranty dated as of August 16, 2013, and the Seventh Amendment to Credit Agreement, Third Amendment to Guaranty, and Waiver dated as of August 30, 2016) (prior to giving effect to this Eighth Amendment, the “Credit Agreement”), by and among Borrower, the Lenders from time to time parties thereto, Administrative Agent and Hermes Agent, and (b) that certain Guaranty, dated as of May 27, 2011 (as amended by the Fifth Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated as of March 8, 2012, the Sixth Amendment to Credit Agreement and Second Amendment to Foresight Guaranty dated as of August 16, 2013, and the Seventh Amendment to Credit Agreement, Third Amendment to Guaranty, and Waiver dated as of August 30, 2016) (prior to giving effect to this Eighth Amendment, the “Foresight Energy Guaranty”), by Guarantor in favor of Administrative Agent and Hermes Agent.

RECITALS:

WHEREAS, in connection with a refinancing (“Refinancing”) of certain Indebtedness of the Guarantor and certain of its Affiliates (including Borrower) (the “Guarantor Loan Parties”), the Guarantor Loan Parties and their lenders are refinancing the A&R Foresight Energy Credit Agreement and the Second Lien Secured Notes;

WHEREAS, in connection with the Refinancing, each of Borrower and Guarantor has requested that the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date), Administrative Agent and Hermes Agent agree to amend the Credit Agreement and the Foresight Energy Guaranty to conform certain provisions therein to certain provisions contained in the New Foresight Energy Credit Agreement (as defined below) and to make certain related changes; and

WHEREAS, Administrative Agent, Hermes Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date) are willing to amend the Credit Agreement and the Foresight Energy Guaranty, subject to the terms and conditions herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT:

1.             DEFINITIONS.  Except as otherwise expressly provided herein, capitalized terms used in this Eighth Amendment shall have the meanings given in the Credit Agreement, as amended by this Eighth Amendment, and the interpretative provisions set forth in the Credit Agreement, as amended by this Eighth Amendment, shall apply to this Eighth Amendment.

2.             [RESERVED].

3.             AMENDMENTS TO CREDIT AGREEMENT.  Subject to the satisfaction of the conditions set forth in Section 5, the Credit Agreement is hereby amended as of the date hereof on the terms set forth in this Section 3.

(a)            Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions therein in the proper alphabetical location:

(i)            “Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.  Notwithstanding anything herein to the contrary, the Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement, the Foresight Guaranty or any other Credit Documents (regardless of whether such Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of the MLP or the Guarantor as “sale-leaseback financing arrangements” after the Eighth Amendment Effective Date or the accounting thereof after the Eighth Amendment Effective Date changes due to a change in accounting treatment, change in GAAP or otherwise).

(ii)           “Audited Financial Statements” means the audited consolidated balance sheet of the MLP and its Subsidiaries for each of the fiscal years ended December 31, 2016 and December 31, 2015 and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 of the MLP and its Subsidiaries, including the notes thereto.

(iii)          “Capital Lease” means, with respect to any Person, any lease of any property, which in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; provided that the obligations of the Guarantor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Guarantor and its Restricted Subsidiaries, either existing on the Eighth Amendment Effective Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Guarantor as a Capital Lease and were subsequently recharacterized as a Capital Lease or, in the case of such a special purpose or other entity becoming consolidated with the Guarantor and its Restricted Subsidiaries were required to be characterized as a Capital Lease upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Eighth Amendment Effective Date and were required to be characterized as a Capital Lease but would not have been required to be treated as capital lease obligations on the Eighth Amendment Effective Date had they existed at that time, shall for all purposes not be treated as a Capital Lease, Capital Lease Obligations or Indebtedness.  Notwithstanding anything herein to the contrary, the Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement, the Foresight Guaranty or any other Credit Documents (regardless of whether such Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of the MLP or the Guarantor as “sale-leaseback financing arrangements” after the Eighth Amendment Effective Date or the accounting thereof after the Eighth Amendment Effective Date changes due to a change in accounting treatment, change in GAAP or otherwise).

(iv)          “Cash Management Obligations” means any and all obligations of the Guarantor or any Restricted Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automated clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Guarantor and/or any Restricted Subsidiary now or hereafter maintained with any financial institution or affiliate thereof, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Guarantor or any Restricted Subsidiary by any such financial institution or affiliate thereof, and (d) stored value card, commercial credit card and merchant card services.

(v)           “Eighth Amendment” means the Eighth Amendment to Credit Agreement and Fourth Amendment to Guaranty (Sugar Camp Energy, LLC), dated as of the Eighth Amendment Effective Date among Borrower, Guarantor, Administrative Agent, Hermes Agent and the Lenders party thereto.

(vi)          “Eighth Amendment Effective Date” means March 28, 2017.

(vii)         “Equity Offering” means, (a) any public or private sale of Qualified Equity Interests of the MLP or any Parent (other than an Equity Interest sold to the Guarantor or a Subsidiary of the Guarantor); provided that the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Guarantor or (b) the contribution of cash to the Guarantor as an equity capital contribution.

(viii)        “Financing Transactions” means, collectively, (a) the redemption or prepayment of the Second Lien Secured Notes and the satisfaction and discharge of the Exchangeable Notes Indenture and the Second Lien Notes Indenture in accordance with the provisions thereof, (b) the repayment in full of all indebtedness and other obligations outstanding evidenced by or related to the A&R Foresight Energy Credit Agreement and the termination thereof, (c) the incurrence of the loans and issuance of letters of credit under the New Foresight Energy Credit Agreement and the creation of liens under the security documents related thereto, (d) the issuance of the New Second Lien Secured Notes and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

(ix)          “Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b)

another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by the Guarantor or any Restricted Subsidiary that guarantees the obligations under the New Foresight Energy Secured Facility of the obligations (other than for the payment of borrowed money) of the Guarantor or any other Restricted  Subsidiary that guarantees the obligations under the New Foresight Energy Secured Facility and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

(x)           “Hedging Obligations” means all debts, liabilities and obligations of the MLP, the Guarantor or any Restricted Subsidiary in respect of any Hedging Agreement.

(xi)          “Murray Investment” means (a) an Equity Offering to Murray Energy and related transactions with the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Guarantor of not less than $60,000,000 and (b) the exercise of the Murray Option and related transactions and the payment of the fees and expenses incurred in connection with any of the foregoing clauses (a) and (b) hereof.

(xii)         “Murray Option” means the option of Murray Energy to purchase 46% of the voting interest of the General Partner pursuant to and in accordance with the Murray Option Agreement.

(xiii)        “Murray Option Agreement” means that certain Option Agreement, dated as of April 16, 2015, among Foresight Reserves LP and Michael J. Beyer, as sellers, and Murray Energy, as purchaser (including the exhibits and schedules thereto), as may be amended in accordance with the terms hereof.

(xiv)        “New Second Lien Secured Notes” means the second lien senior secured notes due 2023 of the Guarantor and Foresight Finance issued pursuant to the New Second Lien Secured Notes Indenture.

(xv)         “New Foresight Energy Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of March 28, 2017, by and among Guarantor, as borrower, certain affiliates of Guarantor, as guarantors, The Huntington National Bank, as facilities administrative agent, Lord Securities Corporation, as term administrative agent, and the lenders and issuers party thereto, as in effect on the Eighth Amendment Effective Date.

(xvi)        “New Foresight Energy Secured Facility” means Indebtedness incurred or to be incurred by the Guarantor pursuant to the New Foresight Energy Credit Agreement, and any full or partial refinancings, replacements, extensions, modifications, renewals or amendments thereof.

(xvii)       “New Second Lien Secured Notes Indenture” means the Indenture, dated as of March 28, 2017, among the Guarantor, Foresight Finance, the guarantors party thereto and Wilmington Trust, National Association, as trustee, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

(xviii)      “Parent” means any direct or indirect parent of the Guarantor.

(xix)        “Related Party of a Permitted Holder” means: (i) any immediate family member of a Permitted Holder; or (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

(xx)         “Sale-Leaseback Financing Arrangements” the sale-leaseback financing arrangements of the MLP, Guarantor and/or any of their Subsidiaries reflected on the consolidated balance sheet of the MLP included in the Audited Financial Statements as “sale-leaseback financing arrangements” and in existence on the Eighth Amendment Effective Date, and obligations and liabilities in respect of such sale-leaseback financing arrangements, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other Person (regardless of whether such Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of the MLP or the Guarantor as “sale-leaseback financing arrangements” after the Eighth Amendment Effective Date or the accounting thereof after the Eighth Amendment Effective Date changes due to a change in accounting treatment, change in GAAP or otherwise).

(xxi)        “Transactions” means, collectively, (a) the Financing Transactions and (b) the Murray Investment.

(xxii)       “Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Guarantor and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

(b)           The following defined terms set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

(i)            “Capital Lease Obligations” means, with respect to any Person as of any date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person under GAAP; provided that the obligations of the Guarantor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Guarantor and its Restricted Subsidiaries, either existing on the date hereof or created thereafter that (a) initially were not included on the consolidated balance sheet of the Guarantor as a capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Guarantor and its Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the date hereof and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the date hereof had they existed at that time, shall for all purposes not be treated as Capital Leases, Capital Lease Obligations or Indebtedness.  Notwithstanding anything herein to the contrary, the Sale-Leaseback Financing Arrangements, and obligations and liabilities in respect thereof, shall not constitute “Attributable Indebtedness,” “Capital Leases” or “Capital Lease Obligations” for purposes of this Agreement, the Foresight Guaranty or any other Credit Documents (regardless of whether such Sale-Leaseback Financing Arrangements continue to be reflected on a consolidated balance sheet of the MLP or the Guarantor as “sale-leaseback financing arrangements” after the Eighth Amendment Effective Date or the accounting thereof after the Eighth Amendment Effective Date changes due to a change in accounting treatment, change in GAAP or otherwise).

(ii)           “Change of Control” means

(a)           the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Restricted Subsidiaries taken as a whole to any “person” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than any of the Permitted Holders;

(b)           the Guarantor becomes aware (by way of a report or any other filings pursuant to Section 13(d) of the Exchange Act, proxy,

vote, written notice or otherwise) that any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than any of the Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Guarantor or the General Partner; or

(c)           the adoption of a plan relating to the liquidation or dissolution of the Guarantor.

Notwithstanding the foregoing, (x) a conversion of the General Partner, the MLP or the Guarantor or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in such Person for Equity Interests of another Person, including in connection with a merger, amalgamation or consolidation, shall not constitute a Change of Control, so long as following such transaction either (a) the “persons” (as that term is used in Section 13(d) of the Exchange Act) who beneficially owned the Voting Stock of such Person immediately prior to such transaction continue to beneficially own in the aggregate more than 50% of the Voting Stock of such Person, or continue to beneficially own sufficient Equity Interests in such Person to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such Person or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, beneficially owns more than 50% of the Voting Stock of such Person or its general partner, as applicable, and (y) the transfer of assets between or among the Guarantor and its Restricted Subsidiaries shall not itself constitute a Change of Control.

In addition, notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if the General Partner, the MLP or the Guarantor becomes a direct or indirect Wholly Owned Subsidiary of a Person and (1) the direct or indirect holders of the Voting Stock of such Person immediately following that transaction are substantially the same as the holders of the Voting Stock of the General Partner, the MLP or the Guarantor, as applicable, immediately prior to that transaction or (2) immediately following that transaction no ‘‘person’’ or ‘‘group’’ of related persons (as such terms are used in Sections 13(d) and 14(d) of the

Exchange Act as in effect on the Eighth Amendment Effective Date), other than a parent entity satisfying the requirements of this sentence or a Permitted Holder, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such Person and (b) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

For purposes of this definition, a Person shall be deemed not to beneficially own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

Notwithstanding the foregoing, in no event shall the consummation of all or any part of the Transactions constitute a Change of Control.

(iii)          “Environmental Law” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

(iv)          “Financial Covenant Compliance Certificate” means a certificate of a Responsible Officer of Guarantor certifying that, as of the applicable date, Guarantor would be (on a pro forma basis) in compliance with the financial covenant set forth in Section 4.5 of the Foresight Guaranty for the relevant Semi-Annual Periods.

(v)           “Foresight Guaranty” means the Guaranty, dated as of the Fourth Amendment Effective Date, by Guarantor in favor of Administrative Agent and Hermes Agent, as the same may be amended, restated, amended and restated, replaced, supplemented or otherwise modified, including pursuant to the Eighth Amendment.

(vi)          “Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

(vii)         “Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement (regardless of whether such agreement or instrument is classified as a “derivative” pursuant to FASB ASC Topic No. 815 and required to be marked-to-market) and any other agreements or arrangements designed to manage interest rates or interest rate risk and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.  For the avoidance of doubt, Hedging Agreements do not include coal sales contracts requiring the delivery of coal that is priced pursuant to an established index created for the purposes of establishing a market price for the underlying commodity.

(viii)        “Indebtedness” means, as to any Person, without duplication:

(a)           all indebtedness of such Person for borrowed money;

(b)           all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to worker’s compensation benefits);

(c)           all obligations of such Person arising under letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);

(d)           all obligations of such Person to pay the deferred purchase price of property or services;

(e)           the Attributable Indebtedness of such Person in respect of Capital Leases;

(f)            all Indebtedness of other Persons Guaranteed by such Person to the extent so Guaranteed;

(g)           all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and

(h)           all obligations of such Person under Hedging Agreements.

if and to the extent any of the preceding items (other than Guarantees referred to in clause (f)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;

provided that in no event shall Indebtedness include (i) asset retirement obligations, (ii) obligations (other than obligations with respect to Indebtedness for borrowed money or other funded debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Guarantor and its Subsidiaries, (iii) obligations under coal purchase and sale contracts, (iv) trade accounts payable and accrued expenses incurred in the ordinary course of business, (v) obligations under federal coal leases, (vi) obligations under coal leases which may be terminated at the discretion of the lessee, (vii) obligations for take-or-pay arrangements or (viii) royalties, the dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with customary practices in the mining industry.

The amount of any obligation under any Hedging Agreement on any date shall be deemed to be the hedging termination value (determined in accordance with the methodology described in the New Foresight Energy Credit Agreement) thereof as of such date.  The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness.  The amount of any Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise of such Person, shall be deemed to be the lesser of (x) the fair market value (as reasonably determined by the Guarantor in good faith) of such asset on the date the Lien attached as determined in good faith by the Guarantor and (y) the amount of such Indebtedness.  The amount of any other Indebtedness shall be the outstanding principal amount thereof.

(ix)          “Mining Laws” means any and all current or future applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or other governmental restrictions, or common law causes of action relating to mining operations and activities, including, but not be limited to, the Federal Coal Leasing Amendments Act; the Surface Mining Control and Reclamation Act; all other applicable land reclamation and use statutes and regulations; the Mineral Leasing Act of 1920; the Federal Mine Safety Act of 1977; the Black Lung Act; and the Coal Act; each as amended, and any comparable state and local laws or regulations.

(x)           “Permitted Holders” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son), Jonathan Robert Murray, Ryan Michael Murray (or any of their estates, or heirs or beneficiaries by will) and any Related Party of a Permitted Holder; (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy Corporation, an Ohio corporation, and its Subsidiaries, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) through (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Guarantor, the MLP or any Parent, (d) Foresight Reserves L.P., (e) the MLP and any Parent and (f) the General Partner.

(xi)          “Restricted Subsidiaries” means, with respect to the Guarantor, its “Restricted Subsidiaries” as defined in the New Foresight Energy Credit Agreement.

(c)           The defined terms “Amendment Agreement,” “A&R Foresight Energy Secured Facility,” “Beneficial Owner,” and “Exchangeable Notes” are hereby deleted from Section 1.1 of the Credit Agreement.

(d)           Section 9.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“9.1        Indebtedness.

(a)           Create, incur, assume or suffer to exist any Indebtedness (other than the New Second Lien Secured Notes and Indebtedness incurred under the New Foresight Energy Secured Facility (including any Hedging Obligations or Cash Management Obligations secured in connection therewith)) unless after giving effect to such creation, incurrence, assumption or sufferance, Guarantor would be (on a pro forma basis) in compliance with the financial covenant set forth in Section 4.5 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two Semi-Annual Dates , and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided, however, that Borrower may incur Indebtedness in an aggregate principal amount of up to $5,000,000 (individually in the case of such Indebtedness or series of related Indebtedness) or $25,000,000 (in the aggregate in the case of all such Indebtedness) without causing Guarantor to deliver a Financial Covenant Compliance Certificate as described above; or

(b)           Create, incur, assume or suffer to exist any guaranty by Borrower of the New Second Lien Secured Notes and Indebtedness incurred under the New Foresight Energy Secured Facility (including any Hedging Obligations or Cash Management Obligations secured in connection therewith), unless after giving effect to such creation, incurrence, assumption or sufferance, Guarantor  would  be  (on  a  pro  forma  basis)  in  compliance  with  the financial covenant set forth in Sections 4.5 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two Semi-Annual Dates, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance.”

(e)           Section 9.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“9.4        Disposition of Property.  Sell, transfer or otherwise dispose of (a) any Equipment, whether now owned or hereafter acquired, or (b) any of its other Property (including receivables and leasehold interests), whether now owned or hereafter acquired, unless after giving effect to such disposition described in clause (b), Guarantor would be (on a pro forma basis) in compliance with the financial covenant set forth in Section 4.5 of the Foresight Guaranty, (a) with respect to any incurrence during the Construction Period, for the first two full Semi-Annual Periods occurring after the Commercial Operation Date, and (b) with respect to any such incurrence during the Operating Period, for the two Semi-Annual Periods ending on the following two Semi-Annual Dates, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided, however, that Borrower may, without submission of a Financial Covenant Compliance Certificate as described above in this Section 9.4, (i) dispose of obsolete or worn out property in the ordinary course of business, (ii) sell inventory in the ordinary course of business (including forward coal sales in the ordinary course of business), (iii) enter into any sale-leaseback transaction (other than with respect to the Equipment) to the extent entered into in the ordinary course of business of Borrower and upon arm’s length terms, and (iv) during any calendar year, sell, transfer or otherwise dispose of up to $5,000,000 (individually or in a series of related transactions) of its Property (including receivables and leasehold interests but excluding the Equipment).”

(f)            Section 9.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“9.5        Restricted Payments.  Make any Restricted Payment other than, solely during the Operating Period, Restricted Payments to Guarantor of excess cash after the payment of Debt Service and other amounts paid or payable by Borrower so long as, at the time of such Restricted Payment, Guarantor would be

(on a pro forma basis) in compliance with the financial covenant set forth in Section 4.5 of the Foresight Guaranty for the following two Semi-Annual Periods, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance.”

4.             AMENDMENTS TO FORESIGHT ENERGY GUARANTY.  Subject to the satisfaction of the conditions set forth in Section 5, the Foresight Energy Guaranty is hereby amended as of the date hereof on the terms set forth in this Section 4.

(a)           Section 1.1 of the Foresight Energy Guaranty is hereby amended to insert the following definitions therein in the proper alphabetical location:

(i)            “Applicable Tax Distribution Amounts” means, with respect to any taxable period during which the Guarantor is treated as a partnership or disregarded entity for United States federal income tax purposes, distributions to each Person who holds Equity Interests of the Guarantor, in an amount equal to the product of (a) such Person’s allocable share of the taxable income of the Guarantor for such taxable period (including any additional taxable income resulting from any audit adjustment and taking into account any items of income, gain, loss or deduction included in the Guarantor’s taxable income as a result of holding any Equity Interest of a Subsidiary); and (b) the maximum United States federal income tax rate (taking into account the character of the income in question and any limitations thereon including pursuant to Section 67 and 68 of the Code) applicable to any individual for such period.  For purposes of clause (a) above, the net taxable income of the Guarantor shall be determined without regard to any adjustments to the tax basis of any assets of the Guarantor that arise pursuant to Section 743 of the Code.

(ii)           “Consolidated Total Debt” means, as of any date of determination, the aggregate amount of all outstanding Indebtedness of the Guarantor and its Restricted Subsidiaries (excluding undrawn letters of credit) consisting of Indebtedness for borrowed money determined on a consolidated basis in accordance with GAAP.

(iii)          “Deer Run Mine Assets” means all property rights, personal property, owned or leased by Hillsboro Energy LLC or the Guarantor in connection with the operation of the Hillsboro Mine located in Bond County, Illinois and Montgomery County, Illinois, and all rights, interests, powers, benefits, privileges, income and expense and obligations related to the foregoing.

(iv)          “Disqualified Stock” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (b) are convertible at the option of the holder into Equity Interests constituting Disqualified Stock or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the final maturity date under the New Foresight Energy Secured Facility, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as the relevant provisions specifically state that such repurchase, payment or redemption upon the occurrence of such a change of control or asset sale event is subject to the prior payment in full of all obligations under the New Foresight Energy Secured Facility and the termination of all commitments and outstanding letters of credit thereunder.

(v)           “First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) (A) the sum of, without duplication, (w) the aggregate principal amount of Consolidated Total Debt consisting of “Secured Obligations” under the New Foresight Energy Secured Facility outstanding on such date, (x) the aggregate principal amount of other Consolidated Total Debt of the Guarantor and its Restricted Subsidiaries outstanding on such date that is then secured by Liens on the “Collateral” (or any portion thereof) securing the New Foresight Energy Secured Facility that rank pari passu in right of security with the Liens on such “Collateral” securing the “Secured Obligations” under the New Foresight Energy Secured Facility, (y) the aggregate principal amount of Attributable Indebtedness in respect of Capital Lease Obligations of the Guarantor and its Restricted Subsidiaries outstanding on such date and (z) to the extent constituting Indebtedness for borrowed money, the aggregate principal amount of Indebtedness of the Guarantor and its Restricted Subsidiaries incurred to finance all or a part of the acquisition of any longwall equipment (or other mining equipment acquired after the Eighth Amendment Effective Date) and that is secured by a Lien on such equipment outstanding on such date less (B) without duplication, the Unrestricted Cash of the Guarantor and its Restricted Subsidiaries on a consolidated basis as of such date; provided that if such Unrestricted Cash exceeds $150,000,000, it shall be deemed to be $150,000,000 for purposes of the deduction in this clause (i)(B), to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of financial statements most recently delivered pursuant to Section 8.1(i) or (ii).  For purposes of this definition only, (i) “Secured Obligations” under the New Foresight Energy Secured Facility includes only the “Secured Obligations” (as defined in the New Foresight Energy Credit Agreement) (x) that are in existence or created on the Eighth Amendment Effective Date under the New Foresight Energy Secured Facility and (y) other obligations under the New Foresight Energy Secured Facility that are secured by Liens on the “Collateral” (or any portion thereof) securing the New Foresight Energy Secured Facility that rank pari passu in right of security with the Liens on the “Collateral” securing the “Secured Obligations” under the New Foresight Energy Secured Facility existing or created on the Eighth Amendment Effective Date and (ii) “Collateral” means, collectively, all of the real, personal and mixed property and assets (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents (as defined in the New Foresight Energy Credit Agreement) as security for all or any part of the Secured Obligations (subject to exceptions contained in the Security Documents), in each case excluding any Excluded Assets (as defined in the New Foresight Energy Credit Agreement).

(vi)          “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Agreements in respect of interest rates; provided that notwithstanding the foregoing, consolidated interest expense shall exclude the write off of any deferred financing fees or debt discounts or premiums, amortization of debt issuance costs and original issue discount or other deferred financing fees or charges; plus

(2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Guarantor (other than Disqualified Stock) or to the Guarantor or a Restricted Subsidiary of the Guarantor.

(vii)         “Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

(viii)         “OPEB” means post-employment benefits other than pension benefits, including, as applicable, medical, dental, vision, life and accidental death and dismemberment.

(ix)          “Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all the property and assets or businesses of (or the assets constituting a business line, unit or division of) any Person, or the majority of the Equity Interests or other controlling interest in any Person that, upon the consummation thereof, will be a Restricted Subsidiary, solely to the extent permitted as an investment under the New Foresight Energy Secured Facility.

(x)           “Qualified Equity Interests” means all Equity Interests of a Person other than Equity Interests constituting Disqualified Stock.

(xi)          “Securitization Subsidiary” means any direct or indirect Subsidiary of the Guarantor that is a “Securitization Subsidiary” under the New Foresight Energy Secured Facility.

(xii)         “Surety Bonds” means surety bonds obtained by the Guarantor or any Restricted Subsidiary consistent with market practice and the indemnification or reimbursement obligations of the Guarantor or such Restricted Subsidiary in connection therewith.

(xiii)        “Unrestricted Subsidiary” means any Subsidiary of the Guarantor that at such time is an “Unrestricted Subsidiary” under the New Foresight Energy Secured Facility.

(xiv)        “U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

(b)           The following defined terms set forth in Section 1.1 of the Foresight Energy Guaranty are hereby amended and restated in its entirety as follows:

(i)            “Cash Equivalents” means:

(a)           U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;

(b)           (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s;

(c)           commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;

(d)           readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition;

(e)           bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rating of A2 or better by Moody’s and A or better by S&P;

(f)            investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less);

(g)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(h)           in the case of a Restricted Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

(ii)           “Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus, without duplication:

(a)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period and any Applicable Tax Distribution Amounts, in each case to the extent that such provision for taxes and/or Applicable Tax Distribution Amounts were deducted in computing such Consolidated Net Income; plus

(c)           the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(d)           any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such

Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(e)           depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(f)            to the extent deducted in computing such Consolidated Net Income, extraordinary, non-recurring or unusual losses for such period; plus

(g)           to the extent deducted in computing such Consolidated Net Income, the amortization of debt discount for such period; plus

(h)           any expenses or charges (other than amortization expense) related to any Equity Offering, investment permitted under the New Foresight Energy Secured Facility, acquisition, disposition, recapitalization or the incurrence, amendment or waiver of Indebtedness permitted to be incurred under the New Foresight Energy Secured Facility (including a refinancing thereof) (in each case, whether or not successful); plus

(i)            the amount of any restructuring charge or reserve, integration cost or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Eighth Amendment Effective Date, and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are added to Consolidated EBITDA pursuant to this clause (i) shall not exceed 15% of Consolidated EBITDA in any four-quarter period; plus

(j)            to the extent deducted in computing such Consolidated Net Income, costs and expenses, including fees, incurred directly in connection with the consummation of the Transactions and any amendment or other modification thereof, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(k)           commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and similar other obligations; minus

(l)            non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, Consolidated EBITDA shall not be reduced by the amount of any insurance proceeds received in connection with, or in respect of, the Deer Run Mine Assets that increased net income (loss) for such period.

(iii)          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (for the avoidance of doubt, excluding the net income (loss) of any Unrestricted Subsidiary of such Person) determined in accordance with GAAP and for the avoidance of doubt including any variable interest entity with financial results that are required by GAAP to be consolidated with Guarantor’s financial results, and without any reduction in respect of preferred stock dividends; provided that:

(a)           all extraordinary gains or losses and all gains (but not losses) realized in connection with any asset sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(b)           (i) the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included and (ii) Consolidated Net Income for such period shall be increased by the amount of any dividend, distribution or other payments in respect of Capital Stock paid in cash (or to the extent converted into cash) by any such Person described in clause (i) to the Guarantor or a Restricted Subsidiary;

(c)           the net income (but not loss) of any Restricted Subsidiary (other than a Restricted Subsidiary that guarantees the New Foresight Energy Secured Facility) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or consent has otherwise been obtained; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or its Restricted Subsidiary during such period, to the extent not already included therein;

(d)           the cumulative effect of a change in accounting principles will be excluded;

(e)           any (i) extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense and any charge or expense constituting expenses relating to the Transactions will be excluded, (ii) non-cash items in respect of reclamation liabilities, pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities, will be excluded and (iii) cash payments in respect of pension, OPEB and workers’ compensation and other employee insurance related liabilities, including any withdrawal liabilities, will be deducted from Consolidated Net Income (but only to the extent not already reducing Consolidated Net Income in accordance with GAAP);

(f)            any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions, will be excluded;

(g)           any (i) non-cash gains and losses attributable to movement in the mark-to-market valuation of obligations under Hedging Agreements pursuant to Financial Accounting Standards Board

Statement No. 133 and other mark-to-market adjustments arising pursuant to GAAP will be excluded and (ii) cash settlements of any commodity derivative contracts will be included;

(h)           any expense (or income) as a result of adjustments recorded to earn out obligations or other contingent consideration liabilities relating to any Permitted Acquisition or other investments permitted under the New Foresight Energy Secured Facility shall be excluded; and

(i)            an amount equal to the Applicable Tax Distribution Amounts actually distributed by such Person to any Parent or direct or indirect equity holder of such Person in respect of such period pursuant to and in accordance with Section 7.06(m) of the New Foresight Energy Credit Agreement (or, if the New Foresight Energy Credit Agreement is refinanced, replaced, amended, restated, modified or supplemented, any analogous provision) shall be included as though such amounts had been paid as income taxes directly by the Guarantor for such period.

Notwithstanding the foregoing, Consolidated Net Income shall not be reduced by the amount of any insurance proceeds received in connection with, or in respect of, the Deer Run Mine Assets that increased net income (loss) for such period.

(iv)          “Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts (other than accounts of a Securitization Subsidiary) on the consolidated balance sheet of Guarantor and its Restricted Subsidiaries to the extent that the use of such cash for application to payment of the obligations under the New Foresight Secured Facility or other Indebtedness is not prohibited by law or any contract or other agreement.

(c)           The defined terms “Attributable Indebtedness,” “Capital Lease Obligations,” “Change of Control Litigation,” “Consolidated Cash Interest Charges” “Consolidated Funded Indebtedness,” “Consolidated Interest Coverage Ratio,” “Consolidated Interest Expense,” “Excluded Sale Lease-Back Obligations,” “Financing Lease,” “General Partner,” “Guarantor Collateral,” “Indebtedness,” “Murray Group,” “Murray Option,” “Murray Purchase,” “Restricted Subsidiaries,” “Sugar Camp II Mining Complex” “Transactions” and “Senior Secured Leverage Ratio” are hereby deleted from Section 1.1 of the Foresight Energy Guaranty.

(d)           Section 4.5 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“Financial Covenant.  Not permit the First Lien Leverage Ratio as at the end of any fiscal quarter of the Guarantor (beginning with the end of the second fiscal quarter in 2017) to exceed the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum First Lien Leverage Ratio

Second Quarter 2017 through Fourth Quarter 2018	3.75:1.00
First Quarter 2019 through Fourth Quarter 2020	3:50:1.00
First Quarter 2021 and each Quarter thereafter	3.25:1.00

(e)           Section 4.6 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows: [Reserved].

(f)            Section 4.8 of the Foresight Energy Guaranty is hereby amended by inserting the words “(or 90 days following the last day of any fiscal quarter that is the fourth fiscal quarter of any fiscal year)” immediately after the words “Within 45 days following the last day of each fiscal quarter”.

5.             CONDITIONS PRECEDENT TO EFFECTIVENESS.  This Eighth Amendment shall become effective as of the date hereof only upon satisfaction of the following conditions precedent:

(a)           the due execution and delivery of a counterpart signature page to this Eighth Amendment by each of Borrower, Guarantor, the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date), Administrative Agent and Hermes Agent;

(b)           receipt by Administrative Agent of a duly executed copy of (i) the New Foresight Energy Secured Credit Agreement, which shall have been amended and restated on terms reasonably satisfactory to Administrative Agent and (ii) such other agreements evidencing the Refinancing as Administrative Agent shall reasonably request;

(c)           receipt by Administrative Agent and Hermes Agent of the following, each in form and substance reasonably satisfactory to Administrative Agent:

(i)            copies of each Organizational Document of each of the Credit Parties, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by each Credit Party and certified as of the Execution Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(ii)           signature and incumbency certificates of the Responsible Office of each Credit Party executing this Eighth Amendment;

(iii)          resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Eighth Amendment and the agreements executed and documents delivered in connection herewith, certified as of the Eight Amendment Effective Date by a Responsible Officer of each Credit Party as being in full force and effect without modification or amendment;

(iv)          a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of formation dated a recent date;

(d)           receipt by Administrative Agent and Hermes Agent of an acknowledgment from Hermes of the amendments contemplated by this Eighth Amendment, which acknowledgment shall be in form and substance satisfactory to Administrative Agent and Hermes Agent;

(e)           receipt by Administrative Agent of reasonably requested “know your customer” materials and documentation;

(f)            Borrower shall have paid to the Administrative Agent on the Effective Date, for the ratable benefit of the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), a work fee in the amount of $100,000; and

(g)           receipt by Administrative Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date) of the reimbursement or payment of all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Affiliates in connection with the preparation, negotiation and execution of this Eighth Amendment or any document, instrument, agreement delivered pursuant to this Eighth Amendment, and all other reasonable and documented costs and expenses of the Administrative Agent described in Section 12.8.1 of the Credit Agreement, to the extent invoiced at least two (2) Business Days prior to the Eighth Amendment Effective Date.

6.             REPRESENTATIONS AND WARRANTIES OF BORROWER.  Borrower hereby represents and warrants that, as of the date hereof, after giving effect to this Eighth Amendment (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

(a)           Existence; Compliance with Law. Borrower (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, Borrower is in compliance in all respects and subject to no exceptions.  Borrower has conducted its businesses in material compliance with applicable Anti-Money Laundering Laws.  Neither Borrower nor any of its directors, officers or, to Borrower’s knowledge, any of its Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.  Neither Borrower nor any of its directors, officers or, to Borrower’s knowledge, any of its Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.  “Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of Ukraine).  “Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b).  “Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury.

(b)           Power; Authorization; Enforceability. Borrower has the power and authority, and the legal right, to make, deliver and perform this Eighth Amendment and the other Transaction Documents to which it is a party. Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Eighth Amendment and the other Transaction Documents to which it is a party and to authorize the borrowings on the terms and conditions therein. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is or was required in connection with the transactions contemplated herein or in the other Transaction Documents, the borrowings thereunder, or the execution, delivery, performance, validity or enforceability of this Eighth Amendment or any other Transaction Documents (other than the filings referred to in Section 7.19 of the Credit Agreement). Each Transaction Document to which Borrower is a party that is in effect on the date this representation and warranty is made has been duly executed and delivered on behalf of Borrower. This Eighth Amendment constitutes, and each other Transaction Document to which Borrower is a party, upon execution, will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)           No Conflict. The execution, delivery and performance of this Eighth Amendment and the other Credit Documents to which Borrower is a party by Borrower, the borrowings thereunder by Borrower and the use of the proceeds thereof will not violate any Applicable Law, any material Mine Document or any Organizational Document of Borrower and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Mine Document.

(d)           Financial Information (Financial Statements).  Each of the consolidating (if requested) and consolidated audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Foresight Energy LP and its Subsidiaries as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of the Credit Parties as of such date and for such period.

(e)           No Contingent Liabilities. No Credit Party has any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 6(d) above that are not reflected in the financial statements described in Section 6(d).

(f)            No Material Adverse Effect. Since December 31, 2016, there has been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(g)           No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

(h)           No Default. Borrower is not in default under or with respect to any of its Contractual Obligations that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Eighth Amendment.

(i)            Sole Purpose Nature; No Subsidiaries. Borrower has not conducted and is not conducting any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Sugar Camp Mine and business activities reasonably related thereto. Other than as approved by Administrative Agent in accordance with Section 9.10 of the Credit Agreement, Borrower has no Subsidiaries and does not own any Capital Stock of any Person.

(j)            Accuracy of Information, etc. No statement or information contained in any Credit Document or any other document, certificate or statement furnished to any Lender Party by or on behalf of any Credit Party for use in connection with the transactions contemplated by the Credit Documents (including the financial statements referred to in Section 6(d) above), taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(k)           Title to Property. Borrower is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Property (including the Sugar Camp Mine), and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien other than General Permitted Liens and Equipment Permitted Liens. At the time this representation is made, Borrower has Mining Title to all Mining Facilities covered by outstanding Governmental Approvals issued to Borrower to the extent necessary to conduct its business as currently conducted and to utilize such properties for their intended purpose at such time. The properties of Borrower that are material to its business, taken as a whole, are in good operating order, condition and repair (ordinary wear and tear excepted) constitutes all the property that is required for the business and operations of Borrower as conducted on the date this representation is made or repeated.

(l)                                     Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim in each case, that could reasonably be expected to result in a Material Adverse Effect. The use of Intellectual Property by Borrower does not infringe on the rights of any Person in such Intellectual Property in any material respect.

(m)                             Taxes.

(i)                                     Filing; Payment. Borrower (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower).

(ii)                                  No Liens. (a) No Liens for material Taxes (other than General Permitted Liens) have been filed with respect to the assets of Borrower, and no unresolved claim has been asserted in writing to Borrower or its Affiliates or members with respect to any material Taxes of Borrower, and (b) no waiver or agreement by Borrower is in force for the extension of time for the assessment or payment of any material Tax that has not expired, and, to Borrower’s knowledge, no request for any such extension or waiver is currently pending. There is no pending or threatened in writing material audit or investigation by any Taxing Authority with respect to Borrower.

(iii)                               Pass-Through Entity. Borrower is, and has been since its formation, a Pass-Through Entity. Borrower is not subject to entity-level Tax for state, local or foreign income or franchise Tax purposes. Borrower has not engaged in any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4) or made any disclosure under Treasury Regulation Section 1.6011-4.

(n)                                 Federal Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Term Loan have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately,

(a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

(o)                                 ERISA. Borrower, each ERISA Affiliate and each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, except for failures to so comply which could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that would subject Borrower to any Tax, penalty or other liabilities, which Tax, penalty or other liabilities which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. The excess in the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, over the fair market value of the assets of such Plan could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any payments to a Multiemployer Plan.

(p)                                 Black Lung Act and Coal Act. Except as could not reasonably be expected to have a Material Adverse Effect, (a) Borrower and each of its Affiliates are in compliance with both the Black Lung Act and the Coal Act and the regulations promulgated thereunder, (b) none of Borrower or any of its Affiliates has incurred any liability under the Black Lung Act, Coal Act and their respective regulations, (c) Borrower, each of its Affiliates and their respective “related persons” (as defined in Section 9701(c) of the Code) are in compliance with the Coal Industry Retiree Health Benefit Act of 1992 and any regulations promulgated thereunder, and (d) none of Borrower, any of its Affiliates or their respective “related persons” has incurred any liability under the Coal Industry Retiree Health Benefit Act of 1992.

(q)                                 Investment Company Act. Borrower is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(r)                                    Environmental Matters — Compliance. Other than exceptions to any of the following that (a) could not reasonably be expected to result in liability to Borrower in excess of $5,000,000 or (b) could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect:

(i)                                     Borrower (1) is, and has been, in compliance with all applicable Environmental Laws; (2) holds all Environmental or Mining Permits (each of which is in full force and effect) required for its current operations (including all Environmental or Mining Permits required for the Mining Facilities or any active construction or expansion thereof); and (3) is, and has been, in compliance with its Environmental or Mining Permits;

(ii)                                  Borrower has no reason to expect that (1) any action or challenge would result in the preclusion of the issuance of, or the revocation or termination of, any of its Environmental or Mining Permits or (2) any Environmental or Mining Permits necessary for the Mining Facilities or any other reasonably foreseeable operations or expansions (including any renewals of existing Environmental or Mining Permits) will not be obtainable in the ordinary course of the applicable permitting processes;

(iii)                               there has been no Hazardous Materials Activity by Borrower at, on, under, in, or about any Real Property now or formerly owned, leased or operated by Borrower or at any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (1) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, (2) interfere with Borrower’s operations or (3) impair the fair saleable value of any Real Property owned or leased by Borrower; provided however that, in the case of this clause (3), Borrower may have engaged in Hazardous Materials Activities typically engaged in by a reasonably prudent Person engaged in coal mining, processing and selling activities and that are in compliance with Environmental Law;

(iv)                              there are no pending or, to the knowledge of Borrower, threatened Environmental or Mining Claims related to Borrower or the Sugar Camp Mine;

(v)                                 Borrower has not received any written request for information, or been notified that it is a potentially responsible party under or relating to any Environmental Law;

(vi)                              Borrower has not entered into or agreed to any consent decree,

order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;

(vii)                           Borrower has not assumed or retained, by contract or operation of law, any current liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material;

(viii)                        there are no Black Lung Liabilities pending, threatened against Borrower, nor have any Black Lung Liabilities been assumed by Borrower; and

(ix)                              the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, response, remediation or cleanup pursuant to any Environmental Law.

(x)                                 There have not been any Mining Accidents with respect to the Mining Facilities that would reasonably be expected to (a) result in liability in excess of $5,000,000 or (b) have, either individually or in the aggregate, a Material Adverse Effect.

(xi)                              Borrower has not been (a) barred for a period of 30 or more consecutive days from receiving surface or underground Environmental or Mining Permits pursuant to the permit blockage provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq. and the regulations promulgated thereunder or pursuant to any other Environmental Law or (b) been subject to any injunction or closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit.

(xii)                           Access to Administrative Agent. Borrower has provided Administrative Agent with access to all Properties of Borrower and all material records and files in the possession, custody or control of, or otherwise reasonably available to Borrower concerning compliance with or liability under Environmental Law, including those concerning any Hazardous Materials Activity at the Mining Facilities.

(s)                                   [reserved].

(t)                                    Sufficiency of Rights. All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion, operation and maintenance of the Sugar Camp Mine in accordance with Applicable Law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Mine Documents or are commercially available to the Sugar Camp Mine, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights.

(u)                                 Governmental Approvals. No material Governmental Approval is or will be required in connection with (a) the due execution, delivery and performance by Borrower of the Credit Documents to which it is a party or (b) the consummation of the transactions contemplated hereunder by Borrower, other than (i) such as have been made or obtained and are in full force and effect, (ii) any Governmental Approvals that are not yet necessary for the business, operations, ownership and maintenance of the Sugar Camp Mine as currently conducted, and (iii) such as are required by securities, regulatory or Applicable Law in connection with an exercise of remedies.

(v)                                 Insurance. Borrower maintains with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all applicable policies are in full force and effect and all premiums in respect thereof have been paid in full, and, solely with respect to policies insuring Collateral, as defined in the Security Agreement, such policies name Administrative Agent as lender loss payee and additional insured thereunder. Borrower (a) has not received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance and (b) has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

(w)                               Foreign Assets Control Regulations. The use of the proceeds of the Term Loans by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Credit Party (a) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, or (b) is in violation of the USA PATRIOT Act.

(x)                                 Anti-Corruption Laws. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Corruption Laws. The use of the proceeds of the Term Loans by Borrower will not violate any Anti-Corruption Laws.

(y)                                 Use of Proceeds. Borrower has used the proceeds of all Advances in accordance with the terms and conditions of the Credit Documents.

(z)                                  Collateral. As of each Disbursement Date from and after the execution and delivery of the Security Agreement, (a) the Security Agreement is effective to create,  in  favor  of  Collateral  Agent,  legally  valid  and  enforceable  security interests in such right, title and interest Borrower shall from time to time have in all personal property included in the collateral described in the Security Agreement, (b) such security interests are subject to no Liens other than General Permitted Liens or Equipment Permitted Liens, as applicable, (c) except to the extent that any filing or recording is required for perfection, all such action as is necessary has been taken to establish and perfect Collateral Agent’s rights in and to the collateral granted pursuant to the Security Agreement, and (d) Borrower has authorized the filings and recordings by the Lender Parties required for the perfection of the security interests described above by filing or recording.

7.                                      REPRESENTATIONS AND WARRANTIES OF GUARANTOR.  Guarantor hereby represents and warrants that, as of the date hereof, after giving effect to this Eighth Amendment (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

(a)                                 Existence; Compliance with Law.  Guarantor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, Guarantor is in compliance in all respects and subject to no exceptions.  Guarantor has conducted its businesses in material compliance with applicable Anti-Money Laundering Laws.  Neither Guarantor nor any of its directors, officers or, to Guarantor’s knowledge, any of its Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to Guarantor’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.  Neither Guarantor nor any of its directors, officers or, to Guarantor’s knowledge, any of its Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to Guarantor’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(b)                                 Power; Authorization; Enforceability.  Guarantor has the power and authority, and the legal right, to make, deliver and perform this Eighth Amendment.  Guarantor has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Eighth Amendment.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein. This Eighth Amendment has been duly executed and delivered on behalf of Guarantor.  This Eighth Amendment and the Guaranty constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)                                  No Conflict.  The execution, delivery and performance of this Eighth Amendment by Guarantor will not violate any Applicable Law or any Contractual Obligation or Organizational Document of Guarantor and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Contractual Obligation.

(d)                                 Ownership.  As of the date hereof, Guarantor is the direct owner of 100% of the Capital Stock of Borrower.

(e)                                  Financial Information.

(i)                                     Financial Statements.  The audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal year ended December 31, 2016, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor as of such date and for such period.

(ii)                                  No Contingent Liabilities.  Guarantor does not have any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 7(e)(i) that are not reflected in the financial statements described in Section 7(e)(i).

(f)                                   No Litigation.  Except as disclosed in Schedule A hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including under any Environmental Law or Mining Law) is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or any of its Properties or revenues (a) with respect to this Eighth Amendment, the Guaranty or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

(g)                                  No Default.  Guarantor is not in default under or with respect to any of its Contractual Obligations that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor will any default result from the consummation of the transactions contemplated by this Eighth Amendment.

(h)                                 Accuracy of Information, etc. No statement or information contained in this Eighth Amendment or the Guaranty or any other document, certificate or statement furnished to any Lender Party by or on behalf of Guarantor for use in connection with the transactions contemplated by the Credit Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.  As of the date hereof, there is no fact known to Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in the other Credit Documents.

(i)                                     Taxes.  Guarantor (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor).

(j)                                    Investment Company Act.  Guarantor is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(k)                                 Solvency.  Guarantor is and will be, after giving effect to the Transactions and the obligations contemplated under this Eighth Amendment, Solvent.

(l)                                     Foreign Assets Control Regulations.  Guarantor (i) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to

Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, and (ii) is not in violation of the USA PATRIOT Act.

(m)                             Knowledge of Borrower.  Guarantor has knowledge of Borrower’s financial condition and affairs and has adequate means to obtain from Borrower, on an ongoing basis, information relating thereto and to Borrower’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Eighth Amendment is in effect.  Guarantor acknowledges and agrees that the Lender Parties shall have no obligation to investigate the financial condition or affairs of Guarantor nor to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Borrower that might become known to any Lender Party at any time, whether or not such Lender Party knows or believes, or has reasons to know or believe, that such fact or change is unknown to Guarantor, or might, or does, materially increase the risk of Guarantor as guarantor, or might, or would, affect the willingness of Guarantor to continue as a guarantor of the Obligations.

(n)                                 Substantial Benefit.  It is in the best interest of Guarantor to execute this Eighth Amendment and to have executed the Guaranty inasmuch as Guarantor has derived substantial direct and indirect benefit from the Term Loans and Guarantor agrees that the Lender Parties are relying on this representation in agreeing to enter into this Eighth Amendment with the Credit Parties.

8.                                      RATIFICATION AND RELEASE.

(a)                                 Ratification.  Each Credit Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Administrative Agent, Hermes Agent, Collateral Agent and the Lenders, as the case may be, under each Finance Document to which it is a party, (ii) agrees and acknowledges that the liens in favor of Collateral Agent for the benefit of the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Eighth Amendment Effective Date) under the Security Agreement constitute valid, binding, enforceable and perfected first priority liens and security interests and are not subject to avoidance, disallowance or subordination pursuant to any requirement of Applicable Law, (iii) agrees and acknowledges the Obligations constitute legal, valid and binding obligations of the Credit Parties and that (A) no offsets, defenses or counterclaims to the Obligations or any other causes of action with respect to the Obligations or the Finance Documents exist and (B) no portion of the Obligations is subject to avoidance, disallowance, reduction or subordination pursuant to any requirement of Applicable Law, (iv) acknowledges and agrees that as of the Eighth Amendment Effective Date, the Outstanding Amount of the Term Loans is $39,217,575.14, (v) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Finance Documents, and (vi) agrees that neither such ratification and reaffirmation, nor Administrative Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any subsequent modifications, consent or waiver with respect to the Credit Agreement or other Finance Documents.  This Eighth Amendment shall constitute a “Credit Document” for purposes of the Credit Agreement.

(b)                                 Release; Covenant Not to Sue; Acknowledgement.

(i)                                      Each Credit Party hereby absolutely and unconditionally releases and forever discharges each Agent and each Lender and each of their respective Related Parties (each a “Released Party”) from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Credit Party has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the Eighth Amendment Effective Date arising out of or in connection with the Obligations, the Credit Agreement, this Eighth Amendment or any other Transaction Document and/or the transactions contemplated hereby or thereby, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of each Credit Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified.  Each Credit Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(ii)                                  Each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Credit Party pursuant to the above release.  If any Credit Party or any of their successors, assigns or other legal representatives violates the foregoing covenant, each Credit Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all documented and reasonable out-of-pocket attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(iii)                               Each Credit Party represents and warrants that, to its knowledge, there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any Credit Party may have or claim to have against any Released Party arising with respect to the Obligations, the Credit Agreement, this Eighth Amendment or any other Transaction Document and/or the transactions contemplated hereby or thereby.

(iv)                              Each of the Credit Parties has been advised by counsel with respect to the release contained in this Section 8(b).

9.                                      CONTINUING EFFECT; NO WAIVER; REFERENCES.  All of the terms and provisions of the Credit Agreement, the Foresight Energy Guaranty and the other Finance Documents are and shall remain in full force and effect and are hereby ratified and confirmed.  The execution and delivery of this Eighth Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of any Finance Document or (b) any right, power or remedy of Administrative Agent, Hermes Agent or Lender under any Finance Document, including rights, powers and remedies arising out of or relating to any existing Defaults or Events of Default, other than as expressly set forth herein.  No course of dealing and no failure or delay by Administrative Agent, Hermes Agent or Lender in exercising any right, power or remedy under any Finance Document shall operate as a waiver thereof or otherwise prejudice the rights, powers or remedies of Administrative Agent, Hermes Agent or Lender.  From and after the date hereof, (i) all references to the “Credit Agreement” contained in the Finance Documents shall be deemed to refer to the Credit Agreement (as amended hereby and as the same may be further amended, restated, amended and restated, replaced, supplemented or modified from time to time) and (ii) all references to the “Foresight Guaranty” contained in the Finance Documents shall be deemed to refer to the Foresight Energy Guaranty (as amended hereby and as the same may be further amended, restated, amended and restated, replaced, supplemented or modified from time to time).

10.                               SEVERABILITY.  Any provision of this Eighth Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate nor render unenforceable such provision in any other jurisdiction.

11.                               GOVERNING LAW.  THIS EIGHTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS EIGHTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.                               WAIVER OF JURY TRIAL.  BORROWER, GUARANTOR AND EACH LENDER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS EIGHTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.                               COUNTERPARTS.  This Eighth Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.  Delivery of an executed signature page of this Eighth Amendment by facsimile or other electronic transmission shall have the same effect as delivery of a manually executed counterpart hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

Sugar Camp Energy, LLC, as Borrower

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

Foresight Energy LLC, as Guarantor

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

Crédit Agricole Corporate and Investment Bank,
as Administrative Agent

By:	/s/ Pierre Bennaim
Name:	Pierre Bennaim
Title:	Managing Director

By:	/s/ Kathleen Sweeney
Name:	Kathleen Sweeney
Title:	Managing Director

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Hermes Agent

By:	/s/ Guido Berning
Name:	Guido Berning
Title:	Director International Trade & Transaction Banking

By:	/s/ Sabine Hemmann
Name:	Sabine Hemmann
Title:	Managing Director

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Lender

By:	/s/ Guido Berning
Name:	Guido Berning
Title:	Director International Trade & Transaction Banking

By:	/s/ Sabine Hemmann
Name:	Sabine Hemmann
Title:	Managing Director